UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by:

Registrant
X	Party other than the Registrant

Check the appropriate box:

X	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Adair International Oil and Gas, Inc.
(Name of Registrant as Specified In Its Charter)

SCORE Group, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applied: 150,000,000

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Does Not Apply

4) Proposed maximum aggregate value of transaction: Does Not Apply

5) Total fee paid: No Fee Required

Fee paid previously with preliminary materials.
Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: Does Not Apply

2) Form, Schedule or Registration Statement No.: Does Not Apply

3) Filing Party: Does Not Apply

4) Date Filed: Does Not Apply

SCORE
Shareholders Committed To Restoring Equity Group, Inc.

*** IMPORTANT PLEASE VOTE TODAY ***

Dear Fellow Shareholder:

We have previously mailed to you Proxy materials relating to the Adair International Oil & Gas, Inc. ("AIGI") 2001 annual meeting rescheduled for Monday, August 05, 2002. Your Vote is Critical!

*** Your Vote Is Needed To Establish A Quorum ***
*** To Hold The Annual Meeting ***

We encourage you to immediately sign, date, and mail your GOLD Proxy card in the postage paid return envelope provided. If you have not yet received a GOLD Proxy card and your shares are held through a bank or broker, please contact your account representative and instruct him/her to execute a GOLD Proxy card on your behalf.

Institutional Shareholder Services (www.issproxy.com), the leading provider of Proxy voting and corporate governance services worldwide, recommends a vote FOR the SCORE Group Nominees for the AIGI Board of Directors to restore GOOD CORPORATE GOVERNANCE to our Corporation.

The SCORE Group believes that while comprising the entire AIGI Board of Directors, John W. Adair and Jalal Alghani have been:

  Issuing over 50,000,000 shares of AIGI's common stock to themselves and entities they control, without first paying for those shares.
  Issuing shares of the Corporation's common stock for cash, but keeping a substantial portion of the cash for their personal use.
  Forfeiting over $1,000,000 in annual revenue by losing the operatorship of the Yemen Block 20 project.
  Forcing the Corporation's financial condition to near bankruptcy.
  Losing over $187,000,000 in AIGI shareholder equity while the share price dropped from $3.72 in January 2000 to approximately $0.02 per share today.

We believe these issues and others are a direct result of the lack of independent oversight by the AIGI Board of Directors. Please visit the SCORE Group website (www.TruthAboutAIGI.com) more detailed information!

If you have any questions regarding the Proxy materials, please contact our Proxy solicitor:

N.S. TAYLOR & ASSOCIATES, INC.
Toll Free: 1.866.470.3800.

*** Your Vote Is Important ***

PLEASE VOTE YOUR GOLD PROXY CARD TODAY!